Exhibit 10.1

October 6, 2010

Christopher Sliva

Dear Chris:

Congratulations on your promotion to Chief Commercial Officer. This position will continue to report to me.

Here are the specifics of your offer:

Effective Date

This promotion is effective immediately.

Base Salary

You will be paid $20,833.33 on a semi-monthly basis, less payroll taxes, which equates to an annual salary of $500,000, less payroll taxes.

Annual Incentive Opportunity

Effective October 1, 2010, you will be eligible to earn an annual incentive as a participant in the Dean Foods Corporate Short-Term Incentive Plan with a target amount equal to 75% of your annualized base salary, subject to the achievement of certain financial targets for Morningstar and Dean Foods, and certain individual objectives. For 2010, your annual incentive will be prorated for nine (9) months as President - Morningstar and the remaining three (3) months as Chief Commercial Officer. For 2011, your financial targets will be measured against the Dairy Core business and Dean Foods.

Long Term Incentive Compensation – Special Promotion Grant

On October 6, 2010, subject to Compensation Committee approval, you will be granted a long-term incentive target award of $100,000 in the form of restricted stock units. Your actual grant will be calculated based on the closing price of Dean Foods stock on the date of grant. The restricted stock units will vest in equal installments over a period of three years, beginning on the first anniversary of the date of the grant. In 2011, you will be eligible for a Long Term Incentive grant commensurate with the position of Chief Commercial Officer. The amount and nature of any future long-term incentive awards will be determined by the Compensation Committee of the Board of Directors.

Benefits

You will continue to be eligible for FlexSelect benefits (medical, dental, vision), 401(k), Executive Deferred Compensation, Supplemental Executive Retirement Plan (SERP), and more.

Conclusion

Chris, I continue to be impressed with your leadership at Dean Foods. I look forward to your continued significant contributions to our Company.

Best regards,

/s/ Joseph Scalzo

Joseph Scalzo
President & Chief Operating Officer, Dean Foods

Agreed and accepted:

/s/ Christopher Sliva
Christopher Sliva

October 6, 2010
Date

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